Exhibit 16.1

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: BIO-key International, Inc. — Form 8-K, Item 4.01, Change in Independent Registered Public Accounting Firm

Dear Sir or Madam:

We have read the statements made by BIO-key International, Inc. (the "Company") in its Current Report on Form 8-K dated July 2, 2026, filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K. We are furnishing this letter pursuant to Item 304(a)(3) of Regulation S-K.

We agree with the statements made by the Company in such Form 8-K to the extent they relate to our Firm. Specifically, we confirm the following:

No Disagreements. During the Company’s fiscal years ended December 31, 2024 and 2025, and the subsequent interim period through July 7, 2026, there were no disagreements between Bush & Associates CPA LLC and the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to our satisfaction, would have caused us to make reference to the subject matter of the disagreements in connection with our reports on the Company’s financial statements.

No Reportable Events. During the same periods described above, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

Audit Reports. Our audit reports on the Company’s financial statements as of and for the fiscal years ended December 31, 2024 and 2025 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the reports included an explanatory paragraph raising substantial doubt about the Company’s ability to continue as a going concern.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

July 07, 2026